EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS PROFIT FOR FIRST QUARTER

Evansville, IN (April 15, 2010) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the first quarter of 2010 were slightly higher than the same quarter last year and that profitability was significantly improved.  Increased profitability is a direct result of improved cost management and reduced facility capacity.  Net income for the quarter is $802 thousand or $0.06 per share compared to a net loss of $439 thousand or $(0.03) per share for the same period last year.

Revenues from the Sporting Goods business were up 8.9% in the first quarter compared to the same quarter last year.  In reaction to reductions in consumer spending, mass market retailers reduced inventory levels in 2009.  The effects of reduced consumer spending and retailer inventory reductions slowed sales in 2009.  Increases in consumer spending, new product distribution and optimized inventory levels at retailers are contributing to sales increases in the current period.  Management believes sales in the Sporting Goods segment will follow trends in overall consumer spending in the U.S. and that sales will be equal to or slightly above levels achieved in 2009.

Revenues from the Office Products business declined 12.5% in the first quarter compared to the same period in 2009 due to slow market recovery in this segment and poor economies in Spain and other southern European countries and Russia.  Excluding the effects of changes in currency exchange rates, revenues declined 16%.  Management anticipates continued declines in sales to office product retailers, which are comprised predominately of business and government consumers, as this market trails the general consumer.  However, the Company has widened its product placement and offered new product launches to improve its opportunities.

The overall gross margin ratio increased to 34.0% in the first quarter of 2010 compared to 31.5% in the same period in 2009. The gross margin improvement is largely attributed to the cost reductions and facility consolidations initiated during 2009 which have contributed to more favorable factory variances in the Sporting Goods segment.  The gross margin ratio for Sporting Goods improved to 31% from 22% in the prior year. Office Products gross margin ratio dropped to 41% from 47% in the prior year, mainly due to under absorbed factory variances resulting from decreased sales.  Management expects the overall gross margin ratio for 2010 to be slightly higher than that achieved in 2009.

Compared to the same period last year, consolidated selling, general and administrative (SG&A) costs decreased 14.5% in the first quarter. SG&A costs in the Sporting Goods business segment decreased as a percent of sales by 1.5% due to decreased selling and marketing costs associated with the specialty retailer and dealer channel, personnel reductions initiated during 2008 and 2009, and the consolidation of table tennis manufacturing in Mexico, which was completed in February 2009.  The Office Products segment also experienced a decrease in SG&A costs as a direct result of a series of cost savings measures taken.  SG&A costs in the Office Products business decreased as a percent of sales by 0.4%.

“We are pleased to announce results for first quarter of 2010 which build upon our progress achieved in 2009,” said Robert J. Keller, President and Chief Executive Officer of Escalade, Inc.  “We are seeing improved sell-through of our products in the marketplace and positive consumer reception to our new product introductions.  Expense management and lean manufacturing initiatives are generating improved profitability.  Our management team remains intently focused on our strategy to accelerate the pace of new product launches, intensify our brand-building initiatives, streamline our operations, and increase free cash flow generation.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD - LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	3 Months Ended		12 Months Ended
	20 March 2010	21 March 2009	20 March 2010	21 March 2009
NET SALES	$25,169	$24,958	$116,210	$144,478

OPERATING EXPENSES
Cost of goods sold	16,616	17,096	81,770	108,491
Selling and administrative	6,861	8,023	28,323	41,488
Amortization	283	467	2,081	2,193

OPERATING INCOME (LOSS)	1,409	(628)	4,036	(7,694)

OTHER INCOME (EXPENSE)
Interest expense	(360)	(242)	(1,784)	(1,779)
Other income	258	184	2,345	(13)

INCOME (LOSS) BEFORE INCOME
TAXES	1,307	(686)	4,598	(9,486)

PROVISION (BENEFIT) FOR INCOME
TAXES	505	(247)	(1,699)	2,398

NET INCOME (LOSS)	$802	$(439)	$2,899	$(7,088)

PER SHARE DATA
Basic earnings (loss) per share	$0.06	$(0.03)	$0.23	$(0.56)
Diluted earnings (loss) per share	$0.06	$(0.03)	$0.23	$(0.56)
Average shares outstanding	12,685	12,616	12,648	12,616

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	20 March 2010	21 March 2009	27 December 2009
ASSETS
Current assets	$50,423	$70,488	$52,936
Property, Plant & Equipment, net	20,584	20,409	21,493
Other assets	26,552	29,163	26,594
Goodwill	25,681	25,543	26,215
Total	$123,240	$145,603	$127,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$40,328	$19,387	$43,248
Other liabilities	—	47,447	1,226
Stockholders’ equity	82,912	78,769	82,764
Total	$123,240	$145,603	$127,238